								Exhibit 99.1

<Ohio Casualty Corporation Letterhead>


Analyst contact:
Dennis E. McDaniel
Vice President and Controller
513-603-2197
dennis.mcdaniel@ocas.com

Media contact:
Cindy L. Denney
Assistant Vice President, Corporate Communications
513-603-2074 (ofc.), 513-703-7372 (cell)
cindy.denney@ocas.com


For Immediate Release



			  OHIO CASUALTY CORPORATION
		     REPORTS THIRD QUARTER 2003 EARNINGS


FAIRFIELD, Ohio, November 6, 2003 --- Ohio Casualty Corporation (Nasdaq:OCAS) today announced the following results for its third quarter ended September 30, 2003, compared with the same period of the prior year:

   - net income of $17.2 million, or $.28 per diluted share, versus a net loss of $69.9 million, or $1.15 per diluted share,
   - All Lines statutory combined ratio of 104.7%, a 23.8 point improvement, and
   - net income before realized gains and losses of $13.4 million versus a net loss before realized gains and losses of $66.3 million (non-GAAP; see Reconciliation of Net Income to Net Income before Realized Gains and Losses at the end of this press release).

The major components of net income are summarized in the table below:


					     Three Months               Nine Months
Summary Income Statement                     Ended Sept 30             Ended Sept 30
($ in millions, except share data)         2003         2002         2003         2002
-----------------------------------        ----         ----         ----         ----
Premiums and finance charges earned       $360.4       $357.0     $1,060.9     $1,082.7
Investment income less expenses             51.0         51.7        155.6        153.3
Investment gains (losses)
  realized, net                              5.9         (5.5)        32.0         26.8
				      ------------------------  -----------------------
    Total revenues                        $417.3       $403.2     $1,248.5     $1,262.8

Losses and benefits for policyholders     $220.0       $250.3     $  642.5     $  686.0
Loss adjustment expenses                    39.4         73.6        128.2        178.6
Underwriting expenses                      126.1        127.5        380.6        366.5
Corporate and other expenses*                5.9         59.5         24.3         77.7
				      ------------------------  -----------------------
    Total expenses                        $391.4       $510.9     $1,175.6     $1,308.8

Income tax expense:
  On investment gains realized              $2.1       $ (1.9)       $11.2       $  9.4
  On all other income                        6.6        (35.9)        13.6        (25.4)
				      ------------------------  -----------------------
    Total income tax expense
      (benefit)                             $8.7       $(37.8)       $24.8       $(16.0)

Net income (loss)                          $17.2       $(69.9)       $48.1       $(30.0)
				      ========================  =======================

Average shares outstanding
  - diluted                           61,413,662   60,642,919   61,181,263   60,425,065
Net income per share - diluted             $0.28       $(1.15)       $0.79       $(0.50)

*Amortization and impairment write-downs of the agent relationships asset have been reclassified from underwriting expenses to corporate and other expenses for the current and prior periods as management believes these costs do not reflect current underwriting profitability.

President and Chief Executive Officer Dan Carmichael, CPCU, commented, "I am pleased with the third quarter financial results. Improvements in both net income and the combined ratio confirm that we are making progress toward achieving our strategic objectives. Net income was significantly above last year's third quarter, which included the negative impact of reserve increases for prior years' construction defect claims. In addition, third quarter 2002 included a $54.0 million pre-tax impairment charge for the Corporation's agent relationships intangible asset. The combined ratio was 104.7% for the quarter, including a 2.6 point impact related to Hurricane Isabel. Despite the negative effects of Hurricane Isabel, the quarterly combined ratio was our best in over five years. I am also pleased with our revenue growth as net premiums written increased 6.2% over third quarter 2002 levels.

Going forward, we will continue to drive operational efficiencies and expense reductions through the organization and further improve our loss ratio through prudent and conservative underwriting practices and improved pricing. Our expense ratios for the quarter were much improved as our expense initiatives are producing very positive results. We believe our expense, underwriting and pricing efforts will continue to make Ohio Casualty a leading, super regional P&C insurer.

Strategic plans were announced at a September 12th investor presentation and include objectives to: return to underwriting profitability; generate above-market real growth with existing and new agents; produce loss ratios more favorable than most well managed competitors; create a competitive and efficient expense structure; improve credit ratings; and achieve industry average price/book ratio."

Investment income declined slightly when compared to third quarter 2002 due to declining market yields on new investments. Investment income for the quarter included $5.3 million of interest received on a federal income tax settlement, largely offset by a $4.9 million change in accounting estimate for amortization relating primarily to interest only mortgage-backed securities and asset-backed securities. This change in accounting estimate is part of a conversion to a new investment accounting system.

Statutory Results
Insurance industry regulators require subsidiaries of Ohio Casualty Corporation to report certain financial measures on a statutory accounting basis. Management also uses statutory financial criteria to analyze property and casualty results, including loss and loss adjustment expense (LAE) ratios, underwriting expense ratios, combined ratios, net premiums written and net premiums earned.

Supplemental financial information for the third quarter, including many of the statutory financial measures described above, is available on Ohio Casualty Corporation's website at www.ocas.com and was also filed on Form 8-K with the Securities and Exchange Commission. A discussion of the differences between statutory accounting principles and GAAP in the United States is included in Item 15 of the Corporation's Form 10-K for the year ended December 31, 2002.

Statutory Net Premiums Written
The table below summarizes net premiums written for the operating segments:

Statutory                   Three Months                     Nine Months
Net Premiums Written       Ended Sept 30      %             Ended Sept 30      %
($ in millions)            2003      2002    Chg           2003       2002    Chg
--------------------       ----      ----    ---           ----       ----    ---
Commercial Lines         $196.8    $180.9    8.8       $  611.9   $  579.9    5.5
Specialty Lines            48.4      47.9    1.0          124.5      132.7   (6.2)
Personal Lines            127.1     121.9    4.3          364.0      388.2   (6.2)
			 ------    ------              --------   --------
   All Lines             $372.3    $350.7    6.2       $1,100.4   $1,100.8    0.0

Statutory net premiums written grew over the third quarter last year while remaining flat for the first nine months of 2003. Double-digit price increases, higher levels of new customers acquired, and $5.0 million of return ceded premium on experience based reinsurance contracts related to prior years contributed to the growth in the quarter. The experience rated reinsurance contracts are for a funded layer of casualty excess of loss reinsurance coverage. These growth components as well as stronger renewal rates more than offset the decline in premium related to the market withdrawals in Personal Lines, higher reinsurance costs, stricter underwriting guidelines and a more competitive pricing in the small to mid-sized commercial market.

Commercial Lines written premium growth was driven by price increases and new business production, partially offset by competition and non-renewals of certain underperforming classes of business. Average renewal price increases for Commercial Lines was 10.1% in the third quarter 2003. Renewal price increases continued to experience downward pressure in the third quarter as part of a broad trend indicating that Commercial Lines policies are approaching price adequacy and competitive pricing pressures are increasing. Conservative underwriting of workers' compensation, commercial auto and certain construction classes of business in the third quarter offset some of the benefits of premium growth for other commercial product lines.

Specialty Lines net premiums written for the quarter increased slightly over the same period last year despite higher reinsurance costs for commercial umbrella. Third quarter net premiums written continued to experience higher average renewal pricing and retention rates, offset in part by lower levels of new business production. Specialty Lines premiums before reinsurance increased 14.7% over third quarter 2002 to $75.9 million. Higher reinsurance costs in 2003 were driven by the addition of a ceding commission and by increased reinsurance rates per dollar of premium. The addition of ceding commissions on the current reinsurance contract causes a corresponding increase to ceded premiums. Renewal price increases for commercial umbrella, the largest volume Specialty Line product, averaged 15.7% for the third quarter 2003, compared to 20.5% and 22.4% in the first and second quarters of 2003, respectively.

Rate increases, higher renewal rates and increased new business production led to the growth in Personal Lines premiums written for the third quarter of 2003 when compared to the prior period despite the run-off of business related to cancelled agents and withdrawal from several states. The combined effect of cancelled agents and withdrawal states negatively impacted net premiums written by approximately $12.1 million for the third quarter of 2003 compared to the third quarter of 2002. Annualized homeowner rate increases of over 20% during 2003 have not had a significant impact on renewal and retention ratios as these ratios continue to perform better than last year.

Statutory Combined Ratio
The statutory combined ratio is a commonly used gauge of underwriting performance measuring the percentage of premium dollars used to pay insurance losses and related expenses. The loss and loss adjustment expense ratios measure losses and LAE as a percentage of net earned premiums and the underwriting expense ratio measures underwriting expenses as a percentage of net written premiums. The combined ratio is the sum of the loss ratio, the LAE ratio, and the underwriting expense ratio. All combined ratio references in this press release are calculated on a calendar year basis unless specified as calculated on an accident year basis. Furthermore, these references to combined ratio or its components are calculated on a statutory accounting basis. The table below summarizes combined ratio results by business unit:

				Three Months              Nine Months
				Ended Sept 30            Ended Sept 30
Statutory Combined Ratio       2003       2002          2003       2002
------------------------       ----       ----          ----       ----
   Commercial Lines           107.6%     139.9%        110.1%     118.0%
   Specialty Lines             82.2%     121.9%         83.0%     101.4%
   Personal Lines             107.8%     114.2%        108.4%     112.6%
			      ------     ------        ------     ------
      All Lines               104.7%     128.5%        106.6%     114.6%

The All Lines combined ratio for the third quarter and year to date improved from 2002 as the prior year was negatively impacted primarily by reserve adjustments related to construction defect claims and higher costs associated with New Jersey private passenger auto (NJPPA). The Group exited from the NJPPA market, but liability for claims incurred prior to the transfer of NJPPA policy renewal obligations, which was completed in the first quarter of 2003, will remain for several years until all such claims are settled.

Catastrophe losses negatively impacted the combined ratio by 4.5 points in the third quarter, driven by the impact of Hurricane Isabel, and were 3.5 points higher than third quarter 2002. In 2002, the Group recognized adverse development on prior years' losses and loss adjustment expense, primarily for construction defect claims, which impacted third quarter 2002 by 17.4 points and year-to-date September 2002 by 6.9 points. Improvements in other areas, including higher pricing, improved underwriting, and lower sales expense, contributed to the improvement in the All Lines combined ratio.

The Commercial Lines combined ratio improved for the third quarter 2003, as 2002 third quarter results included 27.7 points related to reserve development on prior year's losses. The third quarter 2002's reserve adjustments were primarily construction defect related and were concentrated in the general liability and commercial multi-peril product lines. Commercial Lines experienced 3.2 points of catastrophe losses in the third quarter, mostly from Hurricane Isabel, and continued to see higher than expected large non-catastrophe losses compared to last year. The loss frequency trend for the workers' compensation product line continued to show improvement in the third quarter.

The Specialty Lines combined ratio improved for the third quarter 2003, which was also due primarily to prior year's construction defect reserve development in the commercial umbrella product line. The third quarter of 2003 also saw improvements to loss adjustment expenses and to loss reserves on prior accident years.

The Personal Lines combined ratio in the third quarter of 2003 also saw a 6.4 point improvement over the same period last year. This improvement is notable given the high volume of catastrophe losses in the quarter which added 8.2 points to the combined ratio in the third quarter 2003 compared to 1.9 points in the prior year. The improvement was driven by the withdrawal from NJPPA, a significant improvement in the non-catastrophe experience for homeowners, and a decline in the underwriting expense ratio. These improvements were partially offset by adverse development for personal auto other than New Jersey, which added 2.4 points to the combined ratio for Personal Lines for the third quarter 2003.

Loss and LAE Development
The loss and LAE ratio component of the accident year combined ratio measures losses and LAE arising from insured events that occurred in the respective accident year. The current accident year excludes losses and LAE for insured events that occurred in prior accident years.

The table below summarizes the impact of changes in provision for all prior accident year losses and LAE:


						     Three Months             Nine Months
						     Ended Sept 30           Ended Sept 30
($ in millions)                                     2003       2002         2003       2002
---------------                                     ----       ----         ----       ----
Statutory net liabilities, beginning of period    $2,102.9   $2,002.9     $2,078.7   $1,982.0
Increase in provision for prior accident
   year claims                                        $5.2      $62.2         $9.7      $75.2
Increase in provision for prior accident
   year claims as % of premiums earned                 1.4%      17.4%         0.9%       6.9%

Other Highlights
For the third quarter of 2003 compared to the third quarter of 2002:

   - Catastrophe losses were $16.2 million vs. $3.7 million; the $12.5 million increase added 3.5 points to the All Lines combined ratio.

   - Employee count was down 9.1% to 2,757 at September 30, 2003, which helped reduce the personnel related expense portion of the underwriting expense ratio by 1.7 points, and contributed to the 9.7 point reduction in the LAE ratio to 10.9%.

   - Book value per share of $18.71 has increased 8.6% from third quarter 2002 and 7.3% from fourth quarter 2002.

   - Technology costs expensed in third quarter 2003 for amortization and maintenance of the P.A.R.I.S.s.m. software added 0.8 points to the underwriting expense ratio.

   - Premiums to surplus ratio improved to 1.8 to 1 from 2.1 to 1.

Conference Call
The Corporation will conduct a teleconference call to discuss information included in this news release and related matters at 9:30 a.m. ET on Friday, November 7, 2003. The call is being webcast by Vcall and can be accessed at Ohio Casualty Corporation's website at www.ocas.com. The webcast is also being distributed over PrecisionIR's Investor Distribution network to both institutional and individual investors. Investors can listen to the call through PrecisionIR's webcast site at www.vcall.com or by visiting any of the investor sites in PrecisionIR's Investor Network. The webcast will be available for replay through February 7, 2004. To listen to call playback by telephone, dial 1-800-252-6030, then enter ID code 19646697. Call playback begins at 1 p.m. ET on November 7 and extends through midnight November 10, 2003.

Quiet Period
The Corporation observes a quiet period and will not comment on financial results or expectations during quiet periods. The quiet period for the fourth quarter will start January 1, 2004 extending through the time of the earnings conference call scheduled for February 12, 2004.

Corporate Profile
Ohio Casualty Corporation is the holding company of The Ohio Casualty Insurance Company, which is one of six property-casualty subsidiary companies that make up Ohio Casualty Group. The Ohio Casualty Insurance Company was founded in 1919 and is licensed in 49 states. Ohio Casualty Group is ranked 45th among U.S. property/casualty insurance groups based on net premiums written (Best's Review, July 2003). The Group's member companies write auto, home and business insurance. Ohio Casualty Corporation trades on the NASDAQ Stock Market under the symbol OCAS and had assets of approximately $5.1 billion as of September 30, 2003.

Safe Harbor Statement
Ohio Casualty Corporation publishes forward-looking statements relating to such matters as anticipated financial performance, business prospects and plans, regulatory developments and similar matters. The statements contained in this news release that are not historical information, are forward-looking statements. The Private Securities Litigation Reform Act of 1995 provides a safe harbor under the Securities Act of 1933 and the Securities Exchange Act of 1934 for forward-looking statements. The operations, performance and development of the Corporation's business are subject to risks and uncertainties, which may cause actual results to differ materially from those contained in or supported by the forward-looking statements in this release. The risks and uncertainties that may affect the operations, performance, development and results of the Corporation's business include the following: changes in property and casualty reserves; catastrophe losses; premium and investment growth; product pricing environment; availability of credit; changes in government regulation; performance of financial markets; fluctuations in interest rates; availability and pricing of reinsurance; litigation and administrative proceedings; rating agency actions; acts of war and terrorist activities; ability of Ohio Casualty to retain business acquired from the Great American Insurance Company; ability to achieve targeted expense savings; ability to achieve premium targets and profitability goals; and general economic and market conditions.

Ohio Casualty Corporation undertakes no obligation to publicly release any revisions to the forward-looking statements contained in this release, or to update them to reflect events or circumstances occurring after the date of this release, or to reflect the occurrence of unanticipated events. Investors are also advised to consult any further disclosures made on related subjects in the Company's reports filed with the Securities and Exchange Commission or in subsequent press releases.

Reconciliation of Net Income to Net Income before Realized Gains and Losses Management of the Corporation believes the significant volatility of realized investment gains and losses limits the usefulness of net income as a measure of current operating performance. Management uses the non-GAAP financial measure of net income before realized gains and losses to further evaluate current operating performance. Net income before realized gains and losses, both in dollar amount and per share, is reconciled to net income and net income per share in the table below:

					  Three Months            Nine Months
					  Ended Sept 30          Ended Sept 30
($ in millions)                           2003      2002        2003       2002
---------------                           ----      ----        ----       ----
Net income (loss) before realized
  gains and losses                       $13.4    $(66.3)       $27.3    $(47.4)
After-tax realized gains and losses        3.8      (3.6)        20.8      17.4
					 -----    -------       -----    -------
Net income (loss)                        $17.2    $(69.9)       $48.1    $(30.0)

Net income (loss) per share - diluted
  before realized gains and losses       $0.22    $(1.09)       $0.45     $(0.78)
After-tax realized gains and losses per
   share- diluted                         0.06     (0.06)        0.34       0.28
					 -----    -------       -----     -------
Net income (loss) per share - diluted    $0.28    $(1.15)       $0.79     $(0.50)


				     -30-